UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	August 7, 2007

LNB BANCORP, INC.

(Exact name of registrant as specified in its charter)

Ohio	0-13203	34-1406303

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

457 Broadway, Lorain, Ohio	44052-1769

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:	(440) 244-6000

(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     Effective August 7, 2007, Lawrence D. Wickter, Jr. stepped down as Chief Credit Officer of LNB Bancorp, Inc. (the “Company”). Effective August 8, 2007, the Company appointed David S. Harnett as its Senior Vice President and Chief Credit Officer.
     Mr. Harnett, age 56, has over 30 years of experience in the Northeast Ohio banking industry. Most recently, from January 2006 to August 2007, Mr. Harnett served as the Senior Lender and Chief Credit Officer of the Cleveland, Ohio affiliate of Fifth Third Bank. From January 2002 to January 2006, Mr. Harnett was the Senior Vice President and Chief Credit Officer of Fifth Third Bank’s Cleveland, Ohio affiliate. Prior to that, Mr. Harnett was Fifth Third Bank’s Senior Vice President and Manager of Commercial Lending.
     In connection with his appointment, on August 8, 2007, the Company granted to Mr. Harnett a nonqualified stock option under the Company’s 2006 Stock Incentive Plan to purchase 20,000 common shares of the Company at an exercise price of $15.35 per share, which will become exercisable in equal annual installments over a three-year period beginning on the first anniversary of the date of grant. Mr. Harnett will also be eligible to participate in the Company’s 2007 Management Incentive Plan for Key Executives. In addition, the Company entered into a Change in Control Supplemental Executive Compensation Agreement with Mr. Harnett whereby he will be entitled to a lump sum cash amount equal to his then effective one-year base salary in the event of a termination of his employment under certain circumstances following a change of control of the Company that occurs within the first two years of his employment by the Company.
     There are no family relationships between Mr. Harnett and any director or executive officer of the Company. There are no transactions in which Mr. Harnett has an interest that are required to be disclosed under Item 404(a) of Regulation S-K.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LNB BANCORP, INC. (Registrant)
Date: August 9, 2007	By:	/s/ Sharon L. Churchill
Sharon L. Churchill
Chief Financial Officer